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                           November 8, 2022

       Lawrence McGovern
       Chief Financial Officer
       Heritage Commerce Corp
       224 Airport Parkway
       San Jose, California 95110

                                                        Re: Heritage Commerce
Corp
                                                            Registration
Statement on Form S-3
                                                            Filed November 7,
2022
                                                            File No. 333-268202

       Dear Lawrence McGovern:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Christopher Wall at 202-551-4162 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance